Exhibit Index

EXHIBIT NO. (99) Press release, dated July 17, 2006 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
FOR THE SECOND QUARTER OF 2006

Bluffton, Indiana - July 17, 2006 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record second quarter 2006 net income of $16.4 million, an increase of 21 percent from $13.5 million for the same period a year ago. The Company reported record second quarter diluted earnings per share of $0.70, an increase of 19 percent compared to 2005 second quarter earnings per share of $0.59.

Second quarter sales were a record $162.7 million, an increase of $39.1 million or 32 percent for the same quarter of 2005.  Sales growth from acquisitions was approximately $26.2 million during the second quarter of which the acquisition of the Little Giant Pump Company was $25.4 million. The record sales were also driven by solid demand for Water Systems products largely from North American distributors. Western Hemisphere submersible motor sales, coming off unusually strong sales growth in the first quarter of 2006, were flat to prior year in the second quarter. However, Franklin continues to believe a portion of the Western Hemisphere submersible motor sales growth during the first half of 2006 may be attributable to submersible motor inventory increases by pump OEM’s (original equipment manufacturers) purchasing additional quantities as a hedge against future supply uncertainties resulting from Franklin’s distribution strategy change and other changes in the marketplace. Franklin’s Water Systems pump sales continued growing rapidly with unit volume increasing by over 75 percent in second quarter 2006 versus 2005. Franklin Fueling Systems product sales were also up about 40 percent from the prior year second quarter. Net sales for the European and African regions were down about 8 percent in the second quarter of 2006 compared to last year as business continues to reflect soft market conditions.

For second quarter 2006, operating earnings were $26.1 million, up $5.2 million or 25 percent compared to $20.9 million a year ago. The improvement in operating earnings was driven by the record sales level. Gross profit, although up in dollars, is down 50 basis points due primarily to raw material cost increases, led by copper, and other operating costs. Copper wire, a significant component used in the manufacture of electric motors, has experienced cost increases of more than 50 percent since the first quarter. The rise in copper and other raw materials has necessitated a market price increase action which has been announced to be effective in the third quarter. Selling and administrative expenses increased primarily due to the inclusion of Little Giant expenses since the April 21, 2006 closing of the transaction.

Scott Trumbull, Chairman and Chief Executive Officer, stated “We are pleased with the strong sales growth that our pump and control systems products achieved during the second quarter. Together, these products represented about 40 percent of total revenue for the second quarter of 2006 and grew by more than 25 percent versus their sales on a pro-forma basis adjusting for the Little Giant acquisition in the prior year. This strong growth of our pump and control systems products coupled with the ongoing manufacturing migration to low cost regions, enabled us to increase earnings in spite of flat submersible motor sales and the rapid escalation in raw material costs.

The Little Giant business integration activities are proceeding as planned. This acquisition will further solidify our position as a leading global supplier of water pumping equipment for residential and light commercial applications. Also, while the Company incurred $70 million of debt on April 21, 2006 to complete the Little Giant acquisition, we have generated sufficient cash flow to pay down $20 million of this amount as of the date of this press release.”

Franklin Electric is a global leader in the production and marketing of water and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Second Quarter Ended		First Half Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

Net sales	$162,669	$123,537	$273,649	$205,971

Cost of sales	108,902	82,117	183,290	139,072

Gross profit	53,767	41,420	90,359	66,899

Selling and administrative expenses	27,626	19,976	49,241	36,248

Restructuring expense	-	505	-	710

Operating income	26,141	20,939	41,118	29,941

Interest expense	(1,076)	(183)	(1,269)	(355)
Other income	615	190	1,060	341
Foreign exchange gain / (loss)	(81)	(43)	(126)	(32)

Income before income taxes	25,599	20,903	40,783	29,895

Income taxes	9,157	7,358	14,642	10,539

Net income	$16,442	$13,545	$26,141	$19,356

Net income per share:
Basic	$0.72	$0.61	$1.15	$0.88
Diluted	$0.70	$0.59	$1.13	$0.84

Weighted average shares and equivalent
shares outstanding:
Basic	22,852	22,040	22,714	22,090
Diluted	23,373	22,994	23,239	23,127

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	July 1,	Dec. 31,
	2006	2005

ASSETS:

Cash and equivalents	$32,931	$52,136
Investments	-	35,988
Receivables	62,327	30,165
Inventories	107,012	70,381
Other current assets	17,305	14,350
Total current assets	219,575	203,020

Property, plant and equipment, net	108,289	95,732
Goodwill and other assets	163,469	81,010
Total assets	$491,333	$379,762

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$11,300	$1,303
Accounts payable	26,722	26,409
Accrued liabilities	45,033	36,310
Total current liabilities	83,055	64,022

Long-term debt	62,434	12,324
Deferred income taxes	4,464	4,296
Employee benefit plan obligations	26,475	25,830
Other long-term liabilities	5,344	5,728

Shareowners' equity	309,561	267,562
Total liabilities and shareowners' equity	$491,333	$379,762

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	July 1,	July 2,
	2006	2005

Cash flows from operating activities:
Net income	$26,141	$19,356
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	8,452	7,783
Stock based compensation	1,549	-
Deferred income taxes	2,498	694
Loss/(gain) on disposals of plant and equipment	(69)	51
Changes in assets and liabilities:
Receivables	(15,801)	(9,244)
Inventories	(7,484)	(16,879)
Accounts payable and other accrued expenses	(436)	6,879
Excess tax from share-based payment arrangements	(5,399)	-
Employee benefit plans	334	451
Other, net	(3,836)	(234)
Net cash flows from operating activities	5,949	8,857
Cash flows from investing activities:
Additions to plant and equipment	(8,749)	(5,569)
Proceeds from sale of plant and equipment	323	1,048
Additions to other assets	(293)	(1,005)
Purchases of securities	(63,500)	(93,500)
Proceeds from sale of securities	99,488	77,975
Cash paid for acquisitions, net of cash acquired	(122,713)	-
Net cash flows from investing activities	(95,444)	(21,051)
Cash flows from financing activities:
Additions to long-term debt	70,000	-
Repayment of long-term debt	(10,144)	(142)
Proceeds from issuance of common stock	9,225	4,356
Excess tax from share-based payment arrangements	5,399	-
Purchases of common stock	(198)	(12,318)
Reduction of loan to ESOP Trust	232	233
Dividends paid	(4,780)	(3,970)
Net cash flows from financing activities	69,734	(11,841)
Effect of exchange rate changes on cash	556	(1,089)
Net change in cash and equivalents	(19,205)	(25,124)
Cash and equivalents at beginning of period	52,136	50,604
Cash and equivalents at end of period	$32,931	$25,480